Ex. (k)(1)(d)

THIRD AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Third Amendment (“Amendment’’), effective as of August 19, 2018 “Effective Date’’) is to the Transfer Agency and Service Agreement (the “Agreement’’) made as of August 19, 2013, among Each of the Cohen & Steers Capital Management, Inc. Closed-End Investment Companies Listed on Exhibit A (each individually a “Fund” and collectively, the “Company”) and Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (‘‘Trust Company”, and together with Computershare, “Transfer Agent”).

WHEREAS, the Company and Transfer Agent are parties to the Agreement; and

WHEREAS, the Company and Transfer Agent desire to further amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Transfer Agency and Service Agreement. The Agreement is hereby amended as follows:

(a)	Delete “Exhibit A” and replace it with the new “Exhibit A” attached hereto.

2.

Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc. and		Cohen & Steers Capital Management, Inc.
Computershare Trust Company, N.A		On Behalf of Each of the Cohen & Steers
Entities, Individually and not Jointly, As
On Behalf of Both Entitles:		Listed On Exhibit A of the Agreement

By:		By:
Name:	Dennis V. Moccia	Name:	James Giallanza
Title:	Manager, Contract Administration	Title:	CFO of Funds

EXHIBIT A

Fund	Classes	Dividends Paid
Infrastructure Fund, Inc.	Common	Monthly
Global Income Builder, Inc.	Common	Monthly
Closed-End Opportunity Fund, Inc.	Common	Monthly
Total Return Realty Fund, Inc.	Common	Monthly
REIT and Preferred Income Fund, Inc.	Common	Monthly
Quality Income Realty Fund, Inc.	Common	Monthly
Select Preferred & Income Fund, Inc.	Common	Monthly
Limited Duration Preferred and Income Fund, Inc.	Common	Monthly
MLP Income & Energy Opportunity Fund, Inc.	Common	Monthly